PROPERTY TRANSFER AGREEMENT
                          ---------------------------


This Property Transfer Agreement (the "Agreement") is made this 29th day of Sep-tember, 2010 (the "Execution Date"), by and between DAVID A NELSON and SIGNATURE INVESTOR GROUP, LC dba SIG Partners, LC ("Transferors and each, individually, a "Transferor") and REGENT TECHNOLOGIES, INC., a Colorado corporation ("Parent") and REGENT GLSC TECHNOLOGIES, INC., a Texas corporation and a wholly-owned sub-sidiary of Parent or Assigns ("Transferee") whose address is 5646 Milton, Suite 722, Dallas, Texas. Transferors and Transferee may also be referred to herein individually as a "Party" or, collectively, as the "Parties." Certain defined terms used in this Agreement are set forth in Appendix A (Appendix of Defini-tions) attached hereto and made a part hereof.

WHEREAS Transferors are the owners of certain oil and gas mineral interests and proprietary information, including research, field testing, and actual drilling results.

WHEREAS Transferee desires to acquire the Subject Assets (as defined below) and to assume the Assumed Obligations (as defined below) from the Transferors, on the following terms and conditions.

WHEREAS Transferors desire to transfer the Subject Assets with the Assumed Obli-gations to Transferee or to one or more Affiliates of Transferee designated by Transferee, on the following terms and conditions.

NOW THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


1.	TRANSFER OF ASSETS AND ASSUMPTION OF OBLIGATIONS.

Section 1.1  	Transfer of Subject Assets.  On the terms of  and subject to the conditions in this Agreement, Transferors will cause the conveyance, transfer, assignment and deliverance to Transferee and/or its nominee, effective on the Execution Date, certain oil and gas assets and property of Transferor, except the Excluded Assets (as defined below) (collectively the "Subject Assets") as follows:

(a)  	The oil and gas leasehold  interests, including record  title  and  non-
operating rights, for a 100% Working Interest and a 75% Net Revenue Interest in and to the Undeveloped Reserves in the leases (the "Mineral Leases"), limited to those listed on Schedule 1.1(a);

(b)  	The oil and gas wellbore and related  wellbore assets listed on Schedule
1.1(b);

(c)  	The pipeline and utility permit listed on Schedule 1.1 (c);

(d)	The Transferor's  rights related  to  the development of the oil and gas interests in Coke County, Texas described in the agreement attached hereto as Exhibit A (the "GSO Agreement").

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(e)  	All  files,  books  and  records ("Books and Records")  and  Proprietary
Property of Transferors covering the Subject Assets, and the Mineral Leases, all as the same exist on the Execution Date including, but not limited to as such exist, geological plats, surveys, maps, cross-sections, production records, electric logs, core data, pressure data, production curves, well files and related matters covering the Subject Assets (collectively the "Transferors' Records").

The assets listed on Appendix B (the "Excluded Assets") shall be retained by Transferors and all rights and interests in, and obligations with respect to the Excluded Assets shall remain the sole property, liability and obligation of Transferors.

Section 1.2  	Assumption of Obligations.  In  addition  to  the payment of the
Consideration, Transferee shall assume the development/drilling obligations of the Mineral Leases. Implied obligations under this Agreement are the expendi-tures and activities necessary to maintain the continuance of the leasehold estates (the "Assumed Obligations") through the development of oil and gas in commercial quantities from the Proved Undeveloped Reserves under the Mineral Leases set forth on Exhibit B (the "Reserve Report"). Notwithstanding any pro-vision in this Agreement or any other writing to the contrary, Transferee is assuming only the Assumed Obligations as required under the terms of the Related Agreement set forth on Exhibit C (the "SIG Partners Agreement") and is not assuming any other Liability related to the Subject Assets of whatever nature, whether presently in existence or arising hereafter. All such other Liabilities shall be retained by and remain obligations and liabilities of Transferors.

Section 1.3  	Subject Assets Sold "As Is, Where Is".  THE PARTIES HERETO AGREE
THAT THE SUBJECT ASSETS SOLD PURSUANT TO THIS AGREEMENT ARE SOLD, CONVEYED, TRANSFERRED AND ASSIGNED ON AN "AS IS, WHERE IS" BASIS "WITH ALL FAULTS" AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TRANSFERORS MAKE NO REPRE-SENTATIONS OR WARRANTIES, TERMS, CONDITIONS, UNDERSTANDINGS OR COLLATERAL AGREE-MENTS OF ANY NATURE OR KIND, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, CON-CERNING THE SUBJECT ASSETS OR THE CONDITION, QUALITY, OR USEFULNESS, OF THE SUBJECT ASSETS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANT-ABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH WARRANTIES ARE ALSO HEREBY EXPRESSLY DISCLAIMED. THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT NO PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY LOST PROFITS OR INDIRECT, CONSE-QUENTIAL, PUNITIVE OR SPECIAL DAMAGES UNDER ANY CIRCUMSTANCES.

Transferee confirms, acknowledges and agrees that it has inspected the Subject Assets prior to the execution of this Agreement to the extent that it wishes to do so and that Transferee is relying upon its own investigations and inspections of the Subject Assets with respect to the quality and condition thereof.

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Section 1.4  	Delivery of  Instruments of Transfer.    At  Closing, or as soon
thereafter as practical, Transferors shall deliver to Transferee such specific assignments and other good and sufficient instruments of conveyance and trans-fer, in form and substance satisfactory to Transferee and its counsel, as shall be reasonably requested by Transferee to effectively vest in Transferee, good and marketable title to all the Subject Assets (and in the case of oil and gas assets, defensible title), including, but not limited to the bill of sale and assignment and assumption agreement, dated the Execution Date, in the form attached hereto as Exhibit D (the "Bill of Sale and Assignment").

Section 1.5 	 Further Assurances.  Transferors, at  any time and from time to time after the Closing, upon request of Transferee, will do, execute, acknow-ledge and deliver all such further acts, deeds, assignments, transfers, convey-ances, powers of attorney and assurances as may be reasonably required for the better conveying, transferring, assigning and delivering to Transferee, or to its successors and assigns, and for aiding and assisting in collecting and reducing to Transferee's possession, all of the Subject Assets.


2.	CONSIDERATION.

Section 2.1 Consideration. The Consideration for the Subject Assets shall be the sum of the following:

(a) Common Stock. Parent shall issue to Transferee or its designees 13,500,000 shares of Parent's Restricted Common Stock (the "Common Shares"). The certificate of designations for the Common Shares shall have the terms set forth on Schedule 2.1(a), and shall be in a form reasonably acceptable to Parent and Transferors.

(b) Debt Forgiveness. As additional consideration, Transferee shall cause the forgiveness of the indebtedness due (principal and interest) under a promissory note from David A. Nelson to Regent GLSC Technologies, Inc. in the principal amount of $70,000.00.

(c) Adjustments in Common Shares. In the event of any change in the outstand-ing common stock of the Parent, prior to or as a result of the Closing of this Agreement beyond the issuance of the Common Shares, the Parent shall make equitable adjustments in the Common Shares such that the amount of Common Shares owned by the Transferors as a percent of the total shares outstanding of the Parent at the Execution Date shall not be less than 80.5 percent (80.5%). Any new, additional or different securities to which the Participant shall be enti-tled in respect of Common Shares by reason of such adjustment shall be deemed to be restricted shares and shall be subject to the same terms, conditions, and restrictions as the Common Shares so adjusted.

Section 2.2  	 Transfer  Taxes.   All  applicable  sales  and  transfer  taxes
("Transfer Taxes"), if any, arising by reason of the transfer of the Subject Assets under this Agreement will be paid by Transferee.


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3.	REPRESENTATIONS AND WARRANTIES.

Section 3.1 Transferor Representations and Warranties. Transferor represents and warrants to Transferee, each of which representations and warranties shall survive Closing, (and shall continue in effect until one (1) year after the Closing) that:

(a)  Duly Organized.   Transferor is a company duly organized, validly existing,
and in good standing under the laws of the State of Texas.

(b) Corporate Power. Transferor has all requisite corporate power and author-ity to carry on its business as presently conducted, to enter into the Agreement to transfer the Subject Assets on the terms described in this Agreement, and to perform its obligations under the Agreement. The consummation of the transac-tions contemplated by the Agreement will not violate, nor be in conflict with,
(i) any provision of its corporate charter or bylaws or (ii) any agreement or instrument to which it is a party or is bound.

(c) Duly Executed; Mineral Lease Provisions. The Agreement has been duly exe-cuted and delivered on behalf of Transferor, and at Closing, all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered or will be executed and delivered as necessary to carry out the intentions of the Parties. All Mineral Leases are in force and effect, and are encumbered only by Permitted Encumbrances as described on Sche-dule 3.1(c).

(d) No Litigation. There are no pending or, to the best of Transferor's know-ledge, threatened claims, lawsuits, administrative proceedings, or governmental investigations or inquiries involving Transferor's right to consummate the sale contemplated hereunder.

(e) No Bankruptcy Filings; No Adverse Events. There are no bankruptcy or other similar reorganizations pending, being contemplated by the Transferor or to the knowledge of Transferor threatened against Transferor. The Company is not aware of any major discovery or other favorable or adverse event that is believed to have caused a significant change in the estimated Proved Undeveloped Reserves since December 31, 2009 as set forth in the Reserve Report.

(f)  No Broker's Fees.   Transferor has not  incurred  any liability, contingent
or otherwise, for broker's or finder's fees in respect to the transactions con-templated hereby for which Transferee may be liable or become liable.

(g) Environmental. There are no pending, or to the knowledge of Transferor threatened, enforcement, clean-up, removal, remediation, mitigation or other claims or proceedings under any environmental law and relating to the Subject Assets.

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Section 3.2  Transferee Representation and Warranties. Transferee represents and warrants to Transferor, each of which representations and warranties shall sur-vive Closing (and shall continue in effect until one (1) year after the Closing) that:

(a) Duly Organized. Transferee is a corporation duly organized, validly exist-ing, and in good standing under the laws of the state of Texas.

(b) Corporate Power. Transferee has all requisite corporate power and authority to carry on its business as presently conducted, to enter into the Agreement, to acquire the Subject Assets on the terms described in the Agreement, and to per-form its other obligations under the Agreement. The consummation of the trans-actions contemplated by the Agreement will not violate, nor be in conflict with,
(i) any provision of its charter or bylaws or (ii) any agreement or instrument to which it is a party or is bound.

(c) Duly Executed. The Agreement has been duly executed and delivered on behalf of Transferee, and at Closing, all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action or will be executed and delivered as necessary to carry out the intentions of the Parties.

(d) No Litigation. There are no pending or, to the best of Transferee's know-ledge, threatened claims, lawsuits, administrative proceedings, or governmental investigations or inquiries involving Transferee's right to consummate the sale contemplated hereunder.

(e) No Broker's Fees. Transferee has not incurred any liability, contingent or otherwise, for broker's or finder's fees in respect to the transactions contem-plated hereby for which Transferor may be liable or become liable.

(f) No Bankruptcy Filing by Transferee. There are not bankruptcy or similar reorganizations pending, or being contemplated by, or to the knowledge of Trans-feree against Transferee.


4.	OTHER AGREEMENTS .

Section 4.1 	Title Defects.

(a) If Transferee or Parent discovers any Title Defect or Environmental Defect affecting any of the Subject Assets Transferee must notify Transferors of such alleged Title Defect or Environmental Defect must be within six (6) months of the Closing. To be effective, such notice ("Title Defect Notice" or "Environ-mental Defect Notice," respectively) must be in good faith and must:

(i)    be in writing,

(ii) describe the Title Defect or Environmental Defect in reasonable detail including the basis of the alleged defect (including any alleged variance in the Net Revenue Interest or Working Interest of any alleged Title Defect) and any supporting documents,

(iii) identify the specific Subject Assets to which such Title Defect or Envir-onmental Defect relates, and

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(iv)  include  Transferee's  good faith  estimate of the cost to cure such Title
Defect or Environmental Defect (the "Transferee's Estimated Cure Cost").

(b) Transferors agree to consider in good faith each of Transferee's Title Defect and Environmental Defect claims and Transferee's Estimated Cure Cost. If Transferors agree with Transferee's Estimated Cure Cost with respect to a parti-cular Title Defect or Environmental Defect, such costs shall be journalized (each a "Cure Cost"). If Transferors disagree that a Title Defect or Environ-mental Defect exists or the Parties cannot agree on a Cure Cost, the Parties will submit such dispute to mediation.

(c) Notwithstanding anything to the contrary herein, at the end of the Examina-tion Period, any matters that may otherwise constitute a Title Defect or Envir-onmental Defect, but of which Transferors have not been specifically notified by Transferee in accordance with the foregoing, shall be deemed to have been waived by Transferee.

Section 4.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing, delivered to or sent by U.S. Mail or nation-ally recognized commercial courier service, postage or delivery charges prepaid, or by telecopy, addressed as indicated in the first paragraph of this Agreement (or such other address as may be specified by ten (10) days prior written notice to the other Party). Notice shall be deemed to have been duly given when deli-vered to or sent to the other party in the manner prescribed herein and actually received by the Party to whom the notice is given.

Section 4.3 Complete Agreement. When executed by the authorized representatives of Transferor and Transferee, this Agreement, together with the executed copies of the Exhibits as appropriate and documents referred to herein, shall supersede all prior written or oral and all contemporaneous oral agreements and under-standings between the parties relative to this transaction, including without limitation, all and any bid solicitation, bid offer and bid acceptance letters, and shall constitute the complete agreement between the Parties.

Section 4.4  	Closing.  The consummation of  the transactions  contemplated by this Agreement (the "Closing") shall take place at the offices of Regent Techno-logies, Inc., or at such other place as the Parties may agree, commencing at 10:00 a.m. local time on September 27, 2010 or such other date as Buyer and Sellers may mutually determine but in no event later than September 30, 2010 (the "Closing Date").

Section 4.5    	Survival  and  Timing.  All  representations,  indemnifications, covenants, and obligations of the parties set forth in this Agreement shall survive Closing, but only until one (1) year from the Closing. Time is of the essence hereof.

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Section 4.6  	Miscellaneous Provisions.

(a) Captions. Captions have been inserted for reference purposes only and shall not define or limit the terms of this Agreement.

(b) Partial Invalidity. If any provision of this Agreement is held invalid, such invalidity shall not affect the remaining provisions.

(c) Modification. This Agreement cannot be modified or amended except by a written instrument duly executed by Transferor and Transferee.

(d) Press Releases. No information in connection with this sale or exchange naming the other party shall be released to the public, including, without limitation, through press releases, without the express written permission of Transferor and Transferee, unless required by applicable federal, state or local laws.

(e) Further Assurances. Transferor and Transferee each agree from time to time to execute and deliver to the other party all assignments, division orders, transfer orders, letters-in-lieu and other instruments necessary to fully vest in Transferee the rights and benefits acquired pursuant to this Agreement.

(f) No Partnership. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties.

(g) Assign. Neither Transferor nor Transferee, without the prior written con-sent of the other Party, shall have assigned any right or obligation contem-plated under this Agreement prior to Closing, or attempt to delegate any duty to be performed under this Agreement before or after Closing. Consent to assign shall not be unreasonably withheld by either Party. Any attempted assignment or delegation without such consent shall be void and of no effect.

(h) Jurisdiction, Venue, Governing Law, Attorney's Fees. Jurisdiction and venue of any dispute under this Agreement shall reside in the federal or state dis-trict court in Dallas, Texas. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any rule, principle or law with respect to conflicts of laws to the contrary. The prevail-ing party in any dispute involving this Agreement shall be able to recover, in addition to any other payments, all expenses related to attorney's fees and court costs.

(i) No Recording. This Agreement shall not be recorded or filed by any Party or their successors or assigns, in or with any public or governmental office, offi-cer, agency or records repository without the prior written consent of the other Party.



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                        signature page follows]


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IN WITNESS WHEREOF, the Parties have duly executed this Property Transfer Agree-
ment as of the date first set forth above.

 	 PARENT

 	 REGENT TECHNOLOGIES, INC.



 	By:DAVID L. RAMSOUR
           ----------------
           David L. Ramsour, Secretary and Director


 	TRANSFEREE

 	REGENT GLSC TECHNOLOGIES, INC.




 	By:PHILIP G. RALSTON
           -----------------
           Philip G. Ralston, President


 	TRANSFERORS

 	DAVID A. NELSON




 	By:DAVID A. NELSON
           ---------------
 	   David A. Nelson, an individual


        SIGNATURE INVESTOR GROUP, LC dba SIG PARTNERS, LC




 	By:DAVID A. NELSON
           ---------------
 	   David A. Nelson, President

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